Exhibit 99.3

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. g, INTERNET/MOBILE – www.proxypush.com/rlj Use the Internet to vote your Proxy until 11:59 p.m. (CT) on August 14, 2017. if PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your Proxy until 11:59 p.m. (CT) on August 14, 2017. MAIL – Mark, sign and date your Proxy card and return it in the postage-paid envelope provided. IB If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy card. The Board of Trustees Recommends a Vote FOR Proposals 1 and 2. 1. To consider and vote on a proposal to approve the issuance of common shares of beneficial interest, par value $0.01 per share, of RLJ ("RLJ Common Shares") and the issuance of Series A cumulative convertible preferred shares, par value $0.01 per share of RLJ (the "RLJ Series A Preferred Shares"), in each case, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated April 23, 2017, by and among RLJ, RLJ Lodging Trust, L.P., Rangers Sub I, LLC, Rangers Sub II, LP, FelCor Lodging Trust Incorporated, and FelCor Lodging Limited Partnership, as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the "RLJ Share Issuance Proposal"); and 2. To consider and vote on a proposal to adjourn the RLJ special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the RLJ Share Issuance Proposal (the "RLJ Adjournment Proposal"). Abstain For Against Abstain For Against THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RLJ Lodging Trust SPECIAL MEETING OF SHAREHOLDERS Tuesday, August 15, 2017 1:00 p.m. Eastern Time RLJ Lodging Trust Headquarters 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814 RLJ Lodging Trust 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814 proxy This Proxy is solicited by the Board of Trustees for use at the Special Meeting on August 15, 2017. The common shares you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the Proxy will be voted “FOR” Proposals 1 and 2. By signing the Proxy, you revoke all prior proxies and appoint Robert L. Johnson and Ross H. Bierkan, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting instructions.